Exhibit 99.1

Contact:	Ronald C. Drabik
Senior Vice President – Finance and Administration
(972) 420-8222

HORIZON HEALTH CORPORATION COMPLETES

ACQUISITION OF POPLAR SPRINGS HOSPITAL

LEWISVILLE, Texas (June 1, 2004) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has completed its previously announced acquisition of the assets of PSH Acquisition Corporation (“PSH”). The purchase price was approximately $29.1 million, paid in cash. The agreement also provides for additional variable payments in the future years based on the future performance of the facilities. PSH had revenues of $18.0 million for the year ended December 31, 2003, and $7.0 million for the four months ended April 30, 2004. The acquisition is anticipated to be accretive to Horizon earnings.

PSH operates five behavioral health care facilities with a total licensed capacity of 189 beds. The three owned and two leased facilities include:

•	Poplar Springs Hospital – a 125-bed acute adult and adolescent facility that also offers residential treatment services;

•	Poplar West – a 36-bed Youth Development Center that offers residential treatment care and a 60-student special educational program;

•	Poplar Place of Sutherland – an 8-bed adolescent boys group home;

•	Poplar Transitions of Shenandoah Valley – a 20-bed female adolescent residential care facility; and

•	Recovery Center of Richmond – an intensive adolescent and adult outpatient service center.

Anthony J. Vadella, President and Chief Executive Officer of PSH, has joined Horizon and will serve as its Vice President, Hospital Operations. Matthew Lisagor, Vice President and Chief Financial Officer of PSH, has also joined Horizon and will serve as its Vice President-Finance, Hospital Operations.

David K. White, Ph.D., President of the Horizon Health behavioral health services group, stated, “We are very pleased to have Tony Vadella and Matt Lisagor join Horizon’s management

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HORC Completes Purchase of Poplar Springs Hospital

June 1, 2004

team. We anticipate adding additional facilities as a part of our delivery systems for behavioral health services. In addition to managing our existing facilities, Tony and Matt will be integral to the management and development of those additional facilities.”

Anthony J. Vadella, former President of PSH and now Vice President, Hospital Operations for Horizon, stated “We are extremely excited about becoming part of an organization like Horizon whose values, beliefs and culture are focused on providing the highest quality of care possible to the clients and families served. This strong commitment to being the best it can be is very consistent with the values, beliefs and culture of the compassionate and caring team of professionals affiliated with Poplar Springs Hospital. Additionally, becoming part of a national organization with the clinical, operational and financial strength of Horizon will assist Poplar Springs Hospital in its ability to continue to add vital programs and services necessary to meet the current and future behavioral health needs of Virginians.”

As announced previously, Horizon currently anticipates that its third quarter earnings release in July will provide additional guidance with respect to its anticipated earnings for the fiscal year ending August 31, 2004, and its anticipated earnings for the fiscal year ending August 31, 2005.

Horizon Health Corporation is a leading manager and a provider of behavioral health and physical rehabilitation clinical services and a provider of employee assistance plans and behavioral services to businesses and managed care organizations.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate this and additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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